EXHIBIT 99.1

COMMUNITY
CAPITAL                                 NEWS
CORPORATION                             RELEASE
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For Further Information:
R. Wesley Brewer, EVP/CFO
864/941-8290 or email: wbrewer@capitalbanksc.com
Lee Lee M. Lee, Vice President/ Investor Relations
864/941-8242 or email: llee@capitalbanksc.com

October 15, 2003

FOR IMMEDIATE RELEASE

                     COMMUNITY CAPITAL CORPORATION ANNOUNCES
                     SIGNING OF DEFINITIVE MERGER AGREEMENT
                    TO ACQUIRE ABBEVILLE CAPITAL CORPORATION

Greenwood, SC - Community Capital Corporation (AMEX: CYL) today announced the signing of a definitive merger agreement to acquire privately held Abbeville Capital Corporation located in Abbeville, South Carolina. Abbeville Capital Corporation will merge into Community Capital Corporation with Community Capital Corporation being the surviving corporation.

The definitive merger agreement was approved by the Board of Directors of both companies and has a total transaction price of $15 million. It is anticipated that 50 percent of the total merger consideration will be paid in cash and 50 percent of the total merger consideration will be paid in common stock of Community Capital Corporation based upon a 20 day average closing price for Community Capital Corporation's common stock; provided however, the average closing price shall not be less than $13.60, nor more than $20.40 per share. The transaction is subject to regulatory approval, approval of the shareholders of Abbeville Capital Corporation, and other customary conditions of closing. The transaction is expected to close in the first quarter of 2004.

Community Capital Corporation (AMEX: ) is the corporate parent of CapitalBank, which was formed January 2001 during a restructuring that consolidated the company's operations to a single subsidiary. CapitalBank operates 14 branches throughout South Carolina. The bank offers a full range of banking services, including a wealth management group featuring a wide array of financial services, with personalized attention, local decision making and strong emphasis on the needs of individuals and small to medium-sized businesses. Upon completion of the merger, CapitalBank will have 15 full-service banking offices throughout South Carolina.

Abbeville Capital Corporation is the corporate parent of The Bank of Abbeville, which was formed in 1987 and operates one full service banking office in Abbeville, South Carolina.

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Company's actual results, see the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003.